UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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HIGHLAND FUNDS II

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Your action is required. Please vote today.

Dear Shareholder:

Highland Capital Management Fund Advisors, L.P. (the “Adviser” or “we”) is asking you to vote to authorize the Highland Global Allocation Fund’s (the “Fund”) board of trustees (the “Board”) to amend the Fund’s Agreement and Declaration of Trust to convert the Fund from an open-end fund to a closed-end fund (the “Conversion Proposal”). To facilitate the Conversion Proposal you will also be asked to authorize the Board to redomicile the Fund from a series of a Massachusetts business trust into a stand-alone Massachusetts business trust called Highland Global Allocation Fund (“GAF”) (the “Trust Proposal” and, together with the Conversion Proposal, the “Proposals”). If shareholders approve the Proposals and the Fund redomiciles into GAF and converts to a closed-end fund, you will be able to sell your shares on the New York Stock Exchange (“NYSE”) or another national securities exchange instead of having the right to directly redeem your shares at net asset value (“NAV”). If GAF is not approved for listing, the Board will not implement the Conversion Proposal.

Shareholders that do not wish to hold shares of a closed-end fund may redeem their shares at NAV prior to conversion which may be subject to federal and state taxation depending upon your financial circumstances. Shareholders that remain in the Fund after the conversion to a closed-end fund may exit the Fund by selling their shares on the exchange, which may be subject to federal and state taxation depending upon your financial circumstances.

WE URGE SHAREHOLDERS TO READ THE ATTACHED SUMMARY OF PRINCIPAL TERMS AND RISKS, Q&A AND PROXY STATEMENT FOR IMPORTANT DISCLOSURES REGARDING THE PROPOSALS, WHICH REQUIRE SHAREHOLDER APPROVAL. YOUR VOTE IN FAVOR OF THE PROPOSALS IS CRITICAL.

A special shareholder meeting has been scheduled to take place on November 8, 2018, at 200 Crescent Court, Crescent Club, Dallas, Texas 75201, at 8:00 A.M. Central Time. Representatives of the Adviser will be available to answer questions. While you are welcome to attend the meeting in person, voting today will save the Fund the cost of future mailings to solicit shareholder votes.

You have multiple options available to cast your proxy vote:

Online: proxyonline.com

Phone: Call (866) 620-0678

Mail: Complete the enclosed proxy card and return it in the postage-paid envelope.

Thank you for voting.

Sincerely,

Dustin Norris

Secretary

Highland Capital Management Fund Advisors, L.P.

Summary of Principal Terms and Risks

The following summary is relevant to your consideration of the Proposals and is qualified in its entirety by, and should be read in conjunction with, the full proxy statement and the Q&A section prior to making a decision with respect to your vote.

Terms of the Proposals:

•

Structure Addresses Illiquidity of the Fund’s Portfolio. Illiquid assets currently constitute approximately 33% of Fund assets (substantially all of which is TerreStar Corporation (“TerreStar”) equity and debt) due to historical fund outflows, related sales of liquid assets and, to a lesser extent, illiquid asset appreciation. The closed-end structure would enable the Fund to continue to hold TerreStar, which has been a steadily increasing portion of the portfolio for over two years. A closed-end structure eliminates the Open-End Liquidity Constraints (as defined in the proxy statement), and thus avoids the need to sell investments based on investor flows. Moreover, additional open-end fund liquidity rules that go into effect at the end of 2018 would make it more challenging for the Fund to continue holding its current illiquid assets and for the Fund’s investment strategy to be pursued in an open-end format. In addition, the Fund would be required to formulate a plan to bring its illiquid investments to or below the required 15% of its net assets within a reasonable period of time. A mutual fund that has a high level of illiquid investments, when combined with net outflows, may not be able to meet redemption requests without diluting the interest of the Fund’s shareholders.

•

Board Determination and Recommendation. The Board, after careful assessment of available alternatives to address the illiquidity of the Fund’s portfolio, has determined that the Proposals are in the best interest of shareholders and recommends that shareholders approve the Proposals.

•

Lower Expenses. Conversion to a closed-end fund will reduce the Fund’s annual operating expenses by approximately $1.8 million (calculated based on the Fund’s net assets of $424 million as of October 3, 2018) due to the decrease in transfer agency fees and elimination of distribution and service fees with respect to Class A and Class C shares. These savings will increase or decrease, as applicable, in the event the Fund’s net assets rise or drop, respectively. One-time costs associated with the conversion and which will be borne by shareholders of the Fund are expected to amount to approximately $2.3 million.

•

3% Consent Fee. The Adviser will pay a consent fee equal to 3.0% of the value of each third party shareholder’s shares on the date of conversion to shareholders that vote in favor of the Proposals, do not revoke their proxies & hold their shares through the conversion.

•

Purchase Commitments. If shares of the Fund trade at a discount of more than 3% to net asset value (“NAV”) post-conversion, the Adviser and its affiliates will purchase up to the lesser of $20 million or 5% of the Fund in open-market transactions over a two year period and the Fund will separately repurchase the lesser of up to $20 million or 5% of the Fund’s shares over a six-month period.

•

Increased Target Distribution. As a result of the longer-term investment thesis discussed herein and if the Conversion is completed, GAF will target a distribution of 8.5%, a significant portion of which we expect to be a return of capital. These distributions may be comprised of amounts characterized for federal income tax purposes as qualified and non-qualified ordinary dividends, capital gains distributions or return of capital. Return of capital does not represent the earnings or profits of the Fund, but rather a return of the shareholders’ original investments in the Fund.

Risks and Other Considerations:

•

Illiquidity Risk. As discussed above, illiquid assets currently constitute a significant portion of the Fund’s assets. This level of illiquidity risk, however, is reduced going forward because the Fund has entered into a binding sale agreement to sell up to $52 million of TerreStar debt (the Fund’s entire debt investment), subject to certain NAV thresholds being reached. On a pro forma basis, such sale would reduce the Fund’s illiquid asset exposure to approximately 24.1% (based on the Fund’s net assets after sale of the debt and at the agreed upon NAV thresholds). This amount would still be above the regulatory limit of 15% of net assets in the new open-end fund liquidity rules.

•

Redemption/Dilution Risk. To the extent the Fund continues to experience significant net redemptions, liquid assets of the Fund will likely need to continue to be sold to satisfy such redemptions, which would result in the Fund becoming increasingly illiquid. This creates additional dilution risk for shareholders, because illiquid assets may not be able to be sold quickly at fair market value which can reduce proceeds available to pay redemptions.

•

Valuation Risk. Certain of the Fund’s assets are fair valued, including the Fund’s primary illiquid asset, TerreStar. TerreStar is a non-operating company that does not currently generate revenue and which primarily derives its value from two spectrum frequencies, the license with respect to one of which was terminated by the FCC and is being contested by TerreStar on technical and public policy grounds. TerreStar currently anticipates such contest may take between 12 to 30 months and expects deployment of its other spectrum asset to require a similar period of time. If TerreStar is ultimately unsuccessful in its efforts, the terminated license would not be reinstated and the value of the TerreStar equity would likely be materially negatively impacted. While TerreStar is fair valued by an independent third party valuation service, its analysis also relies on significant inputs from the Adviser, including with respect to two key assumptions: (1) the likelihood of TerreStar regaining the terminated license and (2) the weighting of recent transactions in TerreStar equity. Accordingly, the fair valuation of TerreStar involves uncertainty as it is materially dependent on these estimates. With regard to the likelihood of TerreStar regaining the terminated license, the Adviser assigned a high probability of success.

The Fund’s former independent auditor (the “Former Independent Auditor”) reviewed the TerreStar valuation during its recent audit of affiliated funds and, in September 2018, estimated the likelihood of success in a significantly lower range than the Adviser. Nevertheless, the Adviser continues to utilize a significantly higher estimated range in its current valuation for all funds that hold TerreStar, including the Fund based on written opinions received from third party regulatory experts supporting the reasonableness of the higher range utilized. Regarding the second key assumption, there have been three recent transactions in TerreStar equity, including one in July that occurred above ($350 per share) and two in March materially below ($114 per share) the Fund’s current valuation ($334 per share). The Adviser believes the lower priced transactions were not orderly under relevant accounting standards and has assigned and continues to assign no weight to those transactions when fair valuing TerreStar. The Former Independent Auditor, however, concluded that these transactions were orderly under the relevant accounting standards and that these transactions should be given weight in the valuation. Additionally, the Former Independent Auditor and the Adviser identified a material weakness in the control environment related to the assessment of non-observable inputs used in fair valuing TerreStar. This weakness did not result in any differences in value for the audited fund as of its fiscal year end. The Fund shares this control environment and the material weakness is relevant to its fair valuation of TerreStar. The Adviser believes, however, the two written opinions it recently received and which are referenced above support the reasonableness of the Adviser’s non-observable inputs, and the Adviser intends to obtain third party written opinions in the future for any similar inputs. The Adviser believes its updated control procedures are sufficient to remediate the weakness. Subsequent to completion of the audit, the Board determined to terminate the Former Independent Auditor’s engagement and engage a new independent auditor. No auditor, including the Former Independent Auditor, has opined on the remediation or the accuracy or completeness of the proxy statement. Notwithstanding these events, the Adviser believes that this asset offers significant upside potential.

•

Leverage Risk. The Fund’s leverage is 24.7% of gross assets (including the amount borrowed) as of October 3, 2018, which increases redemption risk because a significant portion of any liquid assets sold may need to first be applied to reducing such leverage before payment of redemptions.

•

Market Risk. As opposed to an open-end fund structure where shareholders may redeem their shares at any time at NAV, there is a risk with respect to closed-end structures that shares may trade in the open market at a discount to NAV. The current average discount across all U.S. listed closed-end funds and U.S. listed closed-end funds in the world allocation category (the category which will be applicable to the Fund) are approximately 6.57% and 0.82%, respectively. While we believe the benefits discussed above could cause shares of the Fund to trade at a premium to NAV, shares may still trade at a material discount to NAV.

Highland Global Allocation Fund,

a series of Highland Funds II

QUESTIONS AND ANSWERS

October 11, 2018

This is a brief series of questions and answers regarding the matters on which Highland Global Allocation Fund (the “Fund”) shareholders will be asked to vote at the shareholder meeting to be held on November 8, 2018 (the “Meeting”).

Highland Capital Management Fund Advisors, L.P. (the “Adviser,” or “we”) encourage you to read these questions and answers, together with the preceding Summary of Principal Terms and Risks and the full text of the enclosed Proxy Statement to obtain a more detailed understanding of the issues relating to the proposals.

Q: Why are you sending me this information?

You are being asked to vote to approve authorizing the board of trustees of the Fund (the “Board”) to take two separate actions:

(i) authorize the Board to amend the Fund’s Agreement and Declaration of Trust to convert the Fund from an open-end fund to a closed-end fund (the “Conversion Proposal”); and

(ii) redomicile the Fund from a series of a Massachusetts business trust to a stand-alone Massachusetts business trust (the “Trust Proposal,” and together with the Conversion Proposal, the “Proposals”).

The Conversion Proposal requires the approval of shareholders under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Trust Proposal requires approval pursuant to the Agreement and Declaration of Trust for Highland Funds II. The Conversion Proposal is contingent upon the approval of the Trust Proposal; however, in the event the Trust Proposal is approved but the Conversion Approval is not approved, the Adviser will take action to redomicile the Fund from a series of a Massachusetts business trust to a standalone Massachusetts business trust.

Q: Is my vote important?

Absolutely! While the Board has reviewed the Proposals and recommends that you authorize them to implement them, the Proposals cannot go forward without the approval of the shareholders of the Fund. The Fund expects to continue to contact shareholders asking them to vote until it is certain that a quorum will be reached, and the Fund may continue to contact shareholders thereafter.

To demonstrate the Adviser’s conviction in both the Fund’s portfolio and the desirability of the Proposals, the Adviser has agreed to pay to third party shareholders, solely out of the Adviser’s own funds, a consent fee in the amount of 3.0% of the value of each such shareholder’s shares on the date of conversion (the “Consent Fee”) to the extent that such shareholders: (1) vote in favor of both Proposals; (2) do not revoke their proxies; and (3) still hold all of their voting shares, as noted on the record date of October 12, 2018, through the conversion.

Shareholders who do not vote in favor of both Proposals or who do not own on the conversion date their shares owned as of the record date will not receive the Consent Fee. The Consent Fee will not be paid unless both Proposals are approved.

The Consent Fee is intended to encourage shareholders whose pre-existing economic interest is to vote in favor of both Proposals to do so. By requiring that the recipient of the Consent Fee continue to hold their shares through the conversion, the Consent Fee is intended to be in alignment with the shareholder’s pre-existing economic interests, such that it encourages the act of voting, not the vote itself. Members of the Board, employees of the Adviser, and the Adviser’s affiliates are not eligible to receive the Consent Fee.

We expect to pay the Consent Fee promptly following the completion of the redomicilation and conversion. Please note that the Consent Fee check must be cashed within 90 days of the check issue date. Monies from such distribution that are not cashed or otherwise negotiated will be subject to escheatment in accordance with applicable state law.

Taxation of the Consent Fee is discussed below in the “Are there costs or tax consequences of the Conversion Proposal or Trust Proposal?” section.

Q: What are the Proposals?

Shareholders are being asked to authorize the Board to amend the Agreement and Declaration of Trust to convert the Fund’s structure from an open-end fund to a closed-end fund. If shareholders approve the Proposals and the Fund converts to a closed-end fund, shareholders of Highland Global Allocation Fund (“GAF”) would no longer have the right to cause GAF to directly redeem their shares at NAV; instead, GAF will seek to list its shares for trading on the New York Stock Exchange (“NYSE”) or another national securities exchange. GAF’s share listing is subject to the approval of such exchange and satisfaction of such exchange’s listing standards, which would give shareholders the ability to sell their shares of the Fund on the exchange. GAF will apply for listing on the NYSE or another national securities exchange as soon as practicable, with such listing to be effective upon the approval of the Proposals and other administrative actions. If GAF is not approved for listing, the Board will not implement the Conversion Proposal.

Shareholders of the Fund are also being asked to approve the redomiciliation of the Fund from its current form of organization as a series within a Massachusetts business trust into a stand-alone Massachusetts business trust. Redomiciling the Fund requires consummation of an Agreement and Plan of Reorganization (the “Plan”) between the Highland Funds II (the “Trust”) on behalf of the Fund and GAF, a Massachusetts business trust and also the acquiring fund.

Upon consummation of the Proposals, Class A, Class C and Class Y shares of the Fund will be combined into a single class of common stock of GAF. In order to facilitate this conversion, the Fund will effect a reverse stock split so that GAF’s initial share price equals $15.00. The aggregate dollar value of the new combined, single class GAF Shares that you receive (and cash in lieu of fractional shares, if any) will be the same dollar value of the shares of the Fund that you currently own and the total value of your investment will be the same immediately before and after the exchange.

Q: Why is the conversion being proposed?

Illiquid assets currently constitute approximately 33% of Fund assets (substantially all of which is TerreStar Corporation (“TerreStar”) equity and debt) due to historical fund outflows, related sales of liquid assets and, to a lesser extent, illiquid asset appreciation. See “Q: Can you tell us more about TerreStar investment?” for more information. We believe a closed-end fund structure would enable the Fund to continue to hold TerreStar, which has been a steadily increasing portion of the portfolio for over two years. A closed-end fund structure is better positioned for such investments because it eliminates the need to buy and sell investments based on investor flows. While investments in illiquid securities can have significant upside, they also are subject to risks. The less active market for illiquid securities makes these securities harder to sell, harder to price and more volatile. In order to be able to redeem shareholders at net asset value (“NAV”) upon request, open-end funds, unlike closed-end funds, generally must limit their investments in illiquid securities to 15% of their net assets, calculated at the time of investment (i.e., securities or other assets that cannot be sold or disposed of in the ordinary course of business within seven days at approximately the value at which the investment company has valued the asset) (the “Open-End Liquidity Constraints”).

While the Fund is currently, and at all times has been, in compliance with the Open-End Liquidity Constraints, additional open-end fund liquidity rules that go into effect at the end of 2018 would make it more challenging for the Fund to continue holding its current illiquid assets and for the Fund’s investment strategy to be pursued in an open-end format. In addition, the Fund would be required to formulate a plan to bring its illiquid investments to or below the required 15% of its net assets within a reasonable period of time. The Fund may not be able to design an appropriate liquidity program to comply with the new liquidity rules that contemplates investments in the portfolio as presently constituted. A mutual fund that has a high level of illiquid investments, when combined with net outflows, may not be able to meet redemption requests without diluting the interest of the Fund’s shareholders. This level of illiquidity risk, however, is reduced going forward because the Fund has entered into a binding sale agreement to sell up to $52 million of TerreStar debt (the Fund’s entire debt investment), subject to certain NAV thresholds being reached. On a pro forma basis, such sale would reduce the Fund’s illiquid asset exposure to approximately 24.1% (based on the Fund’s net assets after sale of the debt and at the agreed upon NAV thresholds). This amount would still be above the regulatory limit of 15% of net assets in the new open-end fund liquidity rules. Due to the Adviser’s view of the attractiveness of the TerreStar debt, we have not elected to sell such debt except as necessary should such Fund NAV thresholds be reached. The Fund’s leverage is 24.7% of gross assets (including the amount borrowed) as of October 3, 2018, which increases redemption risk because a significant portion of any liquid assets sold may need to first be applied to reducing such leverage before payment of redemptions.

The portfolio manager (the “PM”) approaches investing with a contrarian value philosophy which seeks to find investments where the PM takes a distinctly different view from the market, but where he has a high degree of confidence in his view and valuation of the investment. Many times these investments take time to mature and may encounter significant volatility as the market takes time to understand the value of the underlying business. These investments include illiquid securities (i.e., securities or other assets that cannot be sold or disposed of in the ordinary course of business within seven days at approximately the value at which the investment company has valued the asset).

Since inception of the strategy in April 2013, the Fund has returned on average 7.02% per year1 and, for the period of April 2013 to October 3, 2018, has outperformed 92% of all world allocation open-end funds as of October 3, 2018. Past performance is not indicative of future returns.

Because of frequent inflows and outflows in open-end funds, the Fund will not be able to fully pursue certain longer-term investment opportunities. For example, the Fund recently sold a portion of its equity investment in TerreStar in response to the Adviser’s decision to reduce the size of the TerreStar position as a percentage of Fund assets given the liquidity profile of the Fund.

We believe that the Conversion Proposal will benefit shareholders by eliminating the need for the Fund to hold cash reserves and liquid securities that potentially have less upside potential in order to meet daily shareholder redemptions and comply with the Open-End Liquidity Constraints. The Conversion Proposal will allow the Fund to pursue its existing investment objective and investment strategy through a structure that better positions the Fund to capitalize on its universe of investment opportunities, which include investments in long-term illiquid positions.

Unlike an open-end fund, a closed-end fund does not have a limit on percentage of its investments that are considered illiquid. The flexibility to invest a larger portion of its assets in illiquid securities allows a closed-end fund to benefit from investment opportunities in securities that do not have an active market but that the Adviser believes may have greater potential for high returns. As noted above, while investments in illiquid securities can have significant upside, they also are subject to risks. We also believe that illiquid investments, often in private

[1]

The Fund has provided a total return of 9.99% for the 1-year period ended October 3, 2018 and 6.55% annualized return for the 5-year period ended October 3, 2018. Approximately 4.586%] of the total return of 9.99% for the 1-year period is attributable to TerreStar equity.

securities, provide unique access to investments with uncorrelated returns to the general market and thus greater asset diversification. Judgment plays a larger role in valuing illiquid investments as compared to valuing liquid or more liquid investments. Price volatility also may be higher for illiquid investments as a result of, for example, the relatively less frequent pricing of such securities (as compared to liquid or more liquid investments). Therefore, due to these valuation and pricing challenges, a fund may not be able to sell an illiquid security at the price at which it was valued. A discussion of the valuation is discussed in more detail below.

The Conversion Proposal would convert the Fund into a closed-end Fund and, as a result, would permit the TerreStar equity to mature and, in the Adviser’s view, provide a positive contribution to returns if it performs consistently with the Adviser’s investment thesis. In addition, converting the Fund into a closed-end Fund would allow the Fund to make other investments in illiquid securities that meet the high conviction thesis of the Adviser.

The Conversion Proposal would also provide shareholders with:

•

Increased Target Distribution. As a result of the longer-term investment thesis discussed herein and if the Conversion is completed, GAF will target a distribution of 8.5%, a significant portion of which we expect to be a return of capital. These distributions may be comprised of amounts characterized for federal income tax purposes as qualified and non-qualified ordinary dividends, capital gains distributions or return of capital. The federal income tax character of distributions paid to a shareholder is reported on the IRS form 1099-DIV provided to the shareholder shortly after each year-end. Return of capital does not represent the earnings or profits of the Fund, but rather a return of the shareholders’ original investments in the Fund.

•

Lower Expenses. Conversion to a closed-end fund will reduce the Fund’s annual operating expenses by approximately $1.8 million (calculated based on the Fund’s NAV of $424 million as of October 3, 2018) due to the decrease in transfer agency fees and elimination of distribution and service fees with respect to Class A and Class C shares. These savings will increase or decrease, as applicable, in the event the Fund’s net assets rise or drop, respectively. One-time costs associated with the conversion and which will be borne by shareholders of the Fund are expected to amount to approximately $2.3 million.

•	The Adviser’s Purchase Commitment. Additionally:

○

If shares of GAF trade at a discount of more than 3% to NAV post-conversion, the Adviser and its affiliates will commit to purchasing up to the lesser of $20 million or 5% of GAF in open-market transactions over a two year period (the “Adviser Commitment”); and

○

If shares of GAF trade at a discount of more than 3% to NAV post-conversion, the Board has approved GAF’s repurchase of the lesser of up to $20 million or 5% of GAF’s closed-end fund common shares over a six-month period (the “Repurchases”).

The Adviser will direct Repurchases subject to GAF’s available cash, after consideration of reserves necessary for anticipated fund expenses and contingencies, and GAF may sell portfolio securities in order to generate cash for Repurchases. The Repurchases and the Adviser Commitment would be open market purchases made pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Both the purchases made pursuant to the Adviser Commitment and the Repurchases will only be made to the extent the Adviser, in its sole discretion, deems such repurchases consistent with applicable law.

If shareholders do not approve the Proposals, the Fund may be required to sell a significant portion of its illiquid holdings. In order to mitigate liquidity risk in connection with the Proposals, however, the Fund has entered into a binding purchase and sale agreement with respect to such transaction to immediately sell up to all of the Fund’s $52 million position in TerreStar debt at its then current fair value should certain Fund NAV thresholds be reached. For information regarding other options the Board considered, see, “Q: Did the Board consider options other than converting the Fund to a closed-end fund?”

Q: Can you tell us more about the TerreStar investment?

TerreStar is a non-operating company that is not anticipated to generate revenue in the near term, but which contains significant value due to it being a licensee of wireless spectrum. Wireless spectrum is an asset that almost every person uses on a daily basis, but of which most have never heard. All wireless communication signals travel over the air via radio frequency (aka spectrum). The Federal Communications Commission (the “FCC”) typically uses an auction process (conducted on an infrequent basis), absent a need to do otherwise, to sell or assign initial wireless spectrum licenses to market participants. Access to spectrum may also be attained through the secondary market, which generally allows licensees to transfer, sell or lease spectrum, in whole or in part. TerreStar’s value is derived from two spectrum assets: (2) a legal case designed to re-institute licenses of 1.4 GHz band spectrum (which is currently subject to a waiver appeal process with the FCC as described below) and (2) licenses of 1.7 GHz band wireless spectrum frequencies.

TerreStar is considered “illiquid” and constitutes approximately 94% of the Fund’s illiquid investments. Converting the Fund into a closed-end Fund would allow the Fund to retain this position in TerreStar because it would no longer be subject to the Open-End Liquidity Constraints (i.e. where open-end funds must generally limit their investment in illiquid investments to 15% of their net assets).

The 1.4 GHz License Appeal

Under federal law, licensees of wireless spectrum must, as a performance requirement, meet a showing of “substantial service” in their respective license area within a prescribed term (in this instance, 10 years). “Substantial service” is defined as “service which is sound, favorable and substantially above a level of mediocre service which just might minimally warrant renewal”. Upon acquisition of the licenses, TerreStar attempted to build out the 1.4 GHz spectrum, pursuing a plan to develop a smart grid ecosystem that would use the spectrum to help utilities deliver electricity more efficiently. In late 2013, TerreStar was on track to meet its obligation to provide “substantial service” within its 10-year license term.

Soon thereafter, TerreStar learned that a similarly situated spectrum licensee had developed its band for use in wireless medical telemetry service (“WMTS”) devices now deployed in thousands of hospitals across the country and TerreStar’s planned use for the 1.4 GHz band interfered with these life-saving devices. TerreStar worked persistently with the FCC’s wireless telecommunications bureau (the “Bureau”) and WMTS representatives to mitigate the interference issues, but ultimately abandoned its smart grid ecosystem plan in favor of the significant benefits to public health from WMTS.

TerreStar changed its plans to deploy the 1.4 GHz to serve these life-saving WMTS devices across medical facilities and future home/mobile-health applications. We believe the prospect of this deployment along with the successful reallocation or auction of the adjacent spectrum make it a unique long-term investment. Unfortunately, this new plan requires time to implement and TerreStar must resolve fully the waiver requirement prior to deployment. Although TerreStar held frequent meetings with the Bureau to discuss the new plan and underscore its need for relief from its substantial service obligations (and in which the Bureau expressed support for TerreStar’s approach), in October 2017, the FCC denied TerreStar’s waiver request for a 36-month extension of the substantial service deadlines. This led to the automatic termination of the 1.4GHz licenses held by TerreStar.

TerreStar is vigorously opposing this denial and seeking to reinstitute the 1.4 GHz licenses through a combination of political advocacy, key vendor support and FCC procedural appeal and may ultimately need to initiate litigation to restore its ownership and control of the license. In the event TerreStar is unsuccessful in its efforts, it will be unable to reestablish a license for the 1.4 GHz spectrum and would be unable to realize any commercial use of, or value from, this spectrum. While our valuation of TerreStar ascribes a strong likelihood of this waiver denial being overturned, the likelihood of this occurring is inherently uncertain and our estimate may prove to be incorrect. If the waiver denial is not overturned, TerreStar would not be able to capitalize on this spectrum, which would likely result in a material negative impact on the value of TerreStar equity, as it would represent the loss of one of TerreStar’s two spectrum assets. Given that the TerreStar equity represents approximately 18.5% of the Fund’s assets, such loss could negatively impact the value of the Fund’s shares. We do not believe the FCC’s waiver denial would have a material impact on the TerreStar debt given that a significant equity value remains regardless of the outcome of the waiver. TerreStar currently anticipates such contest may take between 12 to 30 months.

The 1.7 GHz Licenses

TerreStar also owns a license for 1.7 GHz band spectrum covering 11 of the top 30 U.S. markets and approximately 19% of the population. DISH Network’s license covers the remaining 1.7 GHz band spectrum and has achieved significant regulatory relief for the 1.7 GHz band. TerreStar’s ownership of key markets and significant population coverage may make TerreStar an attractive potential partner for other spectrum holders. TerreStar currently expects deployment of the 1.7 GHz band spectrum to require 12 to 24 months.

The TerreStar Valuation

The Fund’s valuation of the TerreStar asset, while established by a third party independent valuation service, is also subject to additional contingencies, including that TerreStar, currently a non-operating company, will be able to deploy commercial use of both of its spectrum assets. This third party independent valuation service’s analysis relies on significant inputs from the Adviser, including with respect to two key assumptions of the TerreStar valuation: (1) the likelihood of TerreStar regaining the terminated license and (2) the weighting of recent transactions in TerreStar equity. Accordingly, the fair valuation of TerreStar involves uncertainty as it is materially dependent on these estimates.

With regard to the likelihood of TerreStar regaining the terminated license, the Adviser assigned a high probability of success. The Fund’s former independent auditor (the “Former Independent Auditor”) reviewed the TerreStar valuation during its recent audit of affiliated funds and, in September 2018, estimated the likelihood of success in a significantly lower range than the Adviser. Nevertheless, the Adviser continues to utilize a significantly higher estimated range in its current valuation for all funds that hold TerreStar, including the Fund based on written opinions received from third party regulatory experts supporting the reasonableness of the higher range utilized. Regarding the second key assumption, there have been three recent transactions in TerreStar equity, including one in July that occurred above ($350 per share) and two in March materially below ($114 per share) the Fund’s current valuation ($334 per share). The Adviser believes the lower priced transactions were not orderly under relevant accounting standards and has assigned and continues to assign no weight to those transactions when fair valuing TerreStar. The Former Independent Auditor, however, concluded that these transactions were orderly under the relevant accounting standards and that these transactions should be given weight in the valuation.

Additionally, the Former Independent Auditor and the Adviser identified a material weakness in the control environment related to the assessment of non-observable inputs used in fair valuing TerreStar. This weakness did not result in any differences in value for the audited fund as of its fiscal year end. The Fund shares this control environment and the material weakness is relevant to its fair valuation of TerreStar. The Adviser believes, however, the two written opinions it recently received and which are referenced above support the reasonableness of the Adviser’s non-observable inputs, and the Adviser intends to obtain third party written opinions in the future for any similar inputs. The Adviser believes its updated control procedures are sufficient to remediate the weakness. Subsequent to completion of the audit, the Board determined to terminate the Former Independent Auditor’s engagement and engage a new independent auditor. No auditor, including the Former Independent Auditor, has opined on the remediation or the accuracy or completeness of the proxy statement. Notwithstanding these events, the Adviser believes that this asset offers significant upside potential.

In addition, such valuation assumes that the Company will continue to raise capital if necessary to contest the waiver denial and deploy its assets to commercial use. We believe TerreStar currently has sufficient capital for approximately 12 months of anticipated expenses, but there is no assurance that the waiver denial will be overturned during this time frame and, in any event, additional time is expected to be necessary to deploy the 1.4 GHz and the 1.7 GHz spectrum. Deployment of this spectrum is capital intensive and will likely require TerreStar to raise additional capital unless such spectrum is sold prior to deployment.

The Adviser’s Investment Thesis

The Adviser maintains a very positive outlook on the valuation of wireless spectrum assets, in general, and TerreStar’s unique spectrum, in particular. Our outlook is based on an in-depth understanding of the macro fundamentals driving exponential growth in wireless bandwidth usage, including but not limited to smartphones, HD video, data, and internet-of-things, as well as limited available spectrum capacity in low and mid-tier bands. Licenses of wireless spectrum are therefore valued intrinsically based on the potential future “rents” derived from broadband communications against spectrum scarcity and future capacity. We believe these limited available low and mid-tier spectrum assets have the best propagation characteristics for rising data demands. These macro fundamentals have led to attractive spectrum valuations illustrated by participants in the broadband industry such as AT&T, Sprint, DISH, Verizon and T Mobile. For example, the most recent wireless spectrum auction closed with winning bids valued at $44.9 billion, with AT&T and Verizon spending approximately $18.0 billion and $10.0 billion, respectively. Despite these significant upfront costs, it is generally understood by licensees of wireless spectrum that no revenue generation will occur for 5-10 years as the spectrum is developed and integrated for active spectrum network uses. For example, DISH purchased approximately $2.5 billion worth of wireless spectrum licenses in 2011 and 2012 which currently do not produce revenue, but still has market-implied intrinsic value.

Because of the Adviser’s positive outlook on spectrum, the Fund and its affiliates maintain a large position in TerreStar’s debt and equity. As of October 3, 2018, the Fund owned $52.7 million of TerreStar debt and approximately $78.4 million of equity. In July 2018, the Fund sold a portion of TerreStar equity to a sophisticated institutional investor and existing TerreStar shareholder to reduce the size of the position as a percentage of Fund assets. This sale at a price of $350 per share resulted in a 23% return to the Fund’s shareholders based on average cost basis. The Fund continues to hold 235,122 shares of TerreStar equity with a current market value of $78.4 million as of October 3, 2018 (or $334 per share).

Fair valuation is an inherently subjective process, and it may lead to prices that are higher or lower than the price the Fund could achieve on the sale of the security. There is no guarantee that the Fund will receive a similar price in the future, and the Fund is aware of two sales of TerreStar at a price of $114 per share that occurred in the first quarter of 2018; a price significantly below the price the Fund received for its sale in July 2018. Accordingly, TerreStar’s fair value is materially dependent on the weighting of recent transactions in TerreStar equity. The Fund attributed a weighting of 0% to these transactions in the fair valuation of the Fund’s holdings as the Fund considers these prior sales to be disorderly and ultimately not reflective of fair value. Although the Fund is not aware of the sellers’ specific valuation assumptions in arriving at the $114 transactions, due to the multiple variables involved, the Fund believes that it is likely that the sellers in the transactions accepted a price that implicitly placed little or no value on the 1.4 GHz spectrum license. This indicates a zero probability to the likelihood of the 1.4 GHz spectrum waiver denial being overturned. The Fund does not share this same view. The first transaction involved purchases of shares by existing TerreStar stockholders and their affiliates pursuant to the terms of a contractual right of first offer. The second transaction involved TerreStar repurchasing such shares at $114 per share. We believe the seller in first transaction was a distressed seller. We believe the seller in the second transaction did not have adequate exposure to the market. Notably, TerreStar’s shareholders benefitted from the accretion that occurred as a result of TerreStar’s repurchase below fair value. The Fund’s third party valuation service’s most recent valuation of the TerreStar equity at $336 per share includes the weighted average pricing of transactions completed or negotiated since June 2018, but also excludes the first quarter 2018 transactions as disorderly. This third party valuation service’s analysis relies on significant inputs from the Adviser, including with respect to the two key assumptions underlying the valuation. A discussion of the basis for, and uncertainty associated with, these transactions is included above.

Q: Does the Adviser have experience managing listed closed-end funds?

Yes. While past performance is not indicative of future returns, the Adviser and its affiliates have experience managing listed closed-end fund structures (See NYSE:NHF and HFRO). In particular, the Adviser successfully converted HFRO from an open-end fund to a closed-end fund in November 2017 and HFRO has traded favorably post-conversion thereby providing liquidity to shareholders. The investment objectives and strategies of NHF ($791 million in net assets) and HFRO ($1.1 billion in net assets) differ materially from that of the Fund.

Q: Are there any differences between an open-end fund and a closed-end fund?

As noted above, shareholders of a closed-end fund do not have the ability to redeem shares at NAV; therefore, shareholders of a closed-end fund must sell their shares on an exchange and such shares may trade at a premium or discount to NAV. Shares of many closed-end funds, particularly smaller closed-end funds, trade at a discount to NAV. A closed-end fund does not provide shareholders with a right to cause the closed-end fund to redeem their shares, and so is not subject to the Open-End Liquidity Requirements (discussed above) applicable to open-end funds. See “Q: Will the Fund trade at a premium or a discount after the conversion?”

If shareholders approve the Proposals, GAF, operating as a closed-end fund, would not be required to redeem shares each business day. GAF will seek to list its shares for trading on the NYSE or another national securities exchange, subject to the approval of such exchange and satisfaction of such exchange’s listing standards. Such listing would give shareholders the ability to sell their shares of GAF on the exchange at a discount or premium to NAV. GAF will apply for listing on the NYSE or another national securities exchange as soon as practicable, with such listing to be effective upon the approval of the Proposals and the consummation of the Plan. If GAF is not approved for listing, the Board will not implement the Conversion Proposal.

As discussed above, unlike an open-end fund, a closed-end fund does not have a limit on percentage of its investments that are considered illiquid. The flexibility to invest a larger portion of its assets in illiquid securities allows a closed-end fund to benefit from investment opportunities in securities that do not have an active market but that the Adviser believes may have greater potential for high returns. While investments in illiquid securities can have significant upside, they also are subject to risks. We also believe that illiquid investments, often in private securities, provide unique access to investments with uncorrelated returns to the general market and thus greater asset diversification. While investments in illiquid securities can have significant upside, they also are subject to risks. The less active market for illiquid securities makes these securities harder to sell, harder to price and more volatile. Judgment plays a larger role in valuing illiquid investments as compared to valuing liquid or more liquid investments. Price volatility also may be higher for illiquid investments as a result of, for example, the relatively less frequent pricing of such securities (as compared to liquid or more liquid investments). Therefore, due to these valuation and pricing challenges, a fund may not be able to sell an illiquid security at the price at which it was valued.

Q: Will the Fund trade at a premium or a discount after the conversion?

While we believe (i) the potential benefits of a closed-end fund; (ii) the Repurchases; (iii) the Adviser Commitment; and (iv) the lowest management fee in the world allocation U.S. listed closed-end fund category could cause shares of the Fund to trade at a premium to NAV, shares may still trade at a material discount to NAV.

The current average discount for U.S. listed closed-end funds in the world allocation category (the category which will be applicable to GAF) is approximately 0.82% as of September 30, 2018. However, the average discount across all U.S. listed closed-end funds is approximately 6.57% as of September 30, 2018. In addition to favorable trading conditions for the closed-end funds in the world allocation category, the Adviser believes the attractiveness of the Fund’s portfolio, together with the Adviser Commitment, the Repurchases (which total up to $40 million or 10% of Fund shares) and the lowest management fee among world allocation U.S. listed closed-end funds (0.40% of net assets compared to the average management fee of 1.16% charged to world allocation

U.S. listed closed-end funds and 0.45% less than the lowest management fee in such category), may help to mitigate any potential discount that may otherwise be applicable to trading of the Fund’s shares post-conversion.

Q: How will the Trust Proposal affect the Fund?

As further described above, shareholders of the Fund are being asked to approve a proposal to authorize the Board to amend the Fund’s Agreement and Declaration of Trust to convert the Fund from an open-end fund to a closed-end fund. If approved, we do not anticipate the redomiciliation by itself to affect your investment in the Fund or how the Fund is managed on a day-to-day basis. The Board members, officers, investment objective, principal investment strategies and restrictions and the investment management fees paid to the Adviser will not change as a result of the Trust Proposal. The Trust Proposal will not affect any other Fund expenses, although the Conversion Proposal is expected to reduce Fund expenses by lowering transfer agency fees and eliminating distribution and service fees on Class A and Class C shares. The redomiciliation will not alter the Board member’s existing duties to act with due care and in the shareholders’ best interests.

Q: Who is eligible to receive the Consent Fee?

The Consent Fee will only be paid to those third party shareholders who: (1) vote in favor of both Proposals; (2) do not revoke their proxies; and (3) still hold all of their voting shares, as noted on the record date of October 12, 2018, through the conversion. Additionally, members of the Board, employees of the Adviser, and the Adviser’s affiliates are not eligible to receive the Consent Fee.

Taxation of the Consent Fee is discussed below in the “Are there costs or tax consequences of the Conversion Proposal or Trust Proposal?” section.

Q: Who is eligible to vote?

Fund shareholders of record on October 12, 2018, are entitled to attend and vote at the Meeting or any adjourned session thereof. Each whole share of the Fund is entitled to one vote and each fractional share is entitled to a proportionate fractional vote. Shares represented by properly executed proxies, unless revoked before or at the Meeting, will be voted according to shareholders’ instructions. If you sign a proxy but do not fill in a vote, your shares will be voted in favor of the Proposal. If any other business comes before the Meeting, your shares will be voted at the discretion of the persons named as proxies.

Q: Will there be any changes to the options or services associated with my account as a result of the Conversion Proposal or Trust Proposal?

If the Trust Proposal is approved, no changes to the options or services associated with your account will occur. However, if the Conversion Proposal is approved, some of the features and services that are available to you today as a Fund shareholder will not be available to you after the conversion to a closed-end fund. For example, the converted Fund would not offer its shareholders the opportunity to redeem their shares at NAV on a daily basis. However, GAF will seek to list its shares for trading on the NYSE or another national securities exchange, subject to the approval of such exchange and satisfaction of such exchange’s listing standards. Listing shares on an exchange will give shareholders the ability to sell their shares of GAF on the exchange. It is expected that American Stock Transfer & Trust Company, LLC will serve as the Fund’s transfer agent.

The other material features and services that will not be available to you following the conversion relate to the difference in the Fund’s redemption policies. After conversion to a closed-end fund, we expect GAF to have an “opt out” distribution reinvestment program such that when GAF declares a dividend or other distribution, stockholders’ cash distributions will be reinvested automatically in additional shares of the Fund, unless they specifically “opt out” of the dividend reinvestment plan, in which case they will receive such dividends or other distributions in cash.

Shareholders can also get more information on the shareholder services to be offered to the converted Fund by calling AST Fund Solutions at (866) 620-0678.

Q: Will there be any changes to Fund fees and expenses as a result of the approval of the Conversion Proposal or Trust Proposal?

Approval of the Proposals alone will not result in any changes to the Fund’s management fees or expenses, but total annual fund operating expenses borne by all shareholders are expected to decrease upon the Fund’s conversion to a closed-end fund. Transfer agency fees alone are expected to decrease from an annual rate of 0.13% to 0.03% for all shareholders. Collectively with the decrease in transfer agency fees and elimination of distribution and service fees with respect to Class A and Class C shares, we expect Fund savings to be, in the aggregate, approximately $1.8 million per year, based on the Fund’s October 3, 2018 NAV of $424 million. These savings will increase or decrease, as applicable, in the event the Fund’s net assets rise or drop, respectively. One-time costs associated with the conversion and which will be borne by shareholders of the Fund are expected to amount to approximately $2.3 million.

As noted above, approval of the Proposals will not result in a change to the management fee of 0.40% of the Fund’s total assets; therefore, assuming conversion of the Fund into a closed-end fund, GAF’s management fee will be significantly below the average management fee of 1.16% charged to world allocation U.S. listed closed-end funds and 0.45% less than what the Adviser believes is the Fund’s closest competitor. Additionally, GAF will target a distribution of 8.5%, a significant portion of which we expect to be a return of capital. Return of capital does not represent the earnings or profits of the Fund, but rather a return of the shareholders’ original investments in the Fund.

Q: Do I have appraisal or dissenters’ rights?

No. If you are not in favor of the Proposals, then you may redeem your shares at NAV at any time before the conversion closes. A redemption may be taxable for federal or state income tax purposes depending upon your financial circumstances. See “Can I still redeem my shares of the Fund?” below.

Q: Are there costs or tax consequences of the Conversion Proposal or Trust Proposal?

You will not pay any sales charges in connection with the redomiciling of the Fund from a series of a Massachusetts business trust to a standalone Massachusetts business trust and the conversion from an open-end fund into a closed end fund, although shares subject to a contingent deferred sales charge that are redeemed prior to the redomicilation or conversion will be subject to such contingent deferred sales charges. Legal, organizational and other conversion costs associated with the Proposals will be borne by the Fund. These one-time costs are expected to amount to approximately $2.3 million.

The redomicilation and conversion are expected to qualify as a tax-free reorganization for U.S. federal income tax purposes. Accordingly, it is expected that the Fund generally will not recognize gain or loss as a direct result of the redomicilation and conversion and Fund shareholders will not recognize gain or loss as a direct result of the redomicilation and conversion (except with respect to cash received in lieu of fractional shares, if any).

The U.S. federal income tax treatment of the receipt of the Consent Fee is uncertain. There is no legal authority directly on point, and the Fund has not requested a ruling from the IRS with respect thereto. The receipt of the Consent Fee by a shareholder could be treated as a separate fee paid for consenting to the Proposals, in which case a shareholder would recognize ordinary income upon receipt of the Consent Fee (and the amount of such Consent Fee would not be treated as part of the amount realized by such shareholder upon later disposition of the shareholder’s shares). Shareholders should consult their tax advisors regarding the U.S. federal tax treatment of the Consent Fee.

If the Proposals are consummated, we expect a significant portion of GAF’s distribution will be a return of capital. Return of capital does not represent the earnings or profits of the Fund, but rather a return of the shareholders’ original investments in the Fund. These distributions may be comprised of amounts characterized for federal income tax purposes as qualified and non-qualified ordinary dividends, capital gains distributions or return of capital. The federal income tax character of distributions paid to a shareholder is reported on the IRS form 1099-DIV provided to the shareholder shortly after each year-end.

Q: What is the purpose of the Plan?

The purpose of the Plan is to redomicile the Fund from a series of a Massachusetts business trust into a Massachusetts business trust called Highland Global Allocation Fund. This administrative change will permit the Fund to convert to a closed-end fund upon shareholder approval and implementation of the Conversion Proposal.

Q: If approved, when will the redomicilation and conversion happen?

The redomicilation and conversion will take place following shareholder approval of the Proposals, and is expected to close in the fourth quarter of 2018. However, in the event a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve the Proposals are not received, the persons named as proxies may propose one or more adjournments or postponements of the Meeting to permit further solicitation of proxies. This may delay the close of the redomicilation and conversion and there is no guarantee that the redomicilation or the conversion will take place.

Q: Can I purchase more shares of the Fund prior to the conversion?

Yes, however the Fund reserves the right to halt or limit purchases at any time and for any length of time prior to the redomicilation conversion. After redomicilation and conversion, you may purchase additional shares of the Fund on the exchange.

During the proxy period, the Fund intends to reserve the right to accept additional purchases into the Fund prior to the conversion. The Adviser believes such investments will help to limit the negative impact on existing shareholders of redemptions that may occur prior to the conversion in addition to increasing the potential benefits to shareholders that may result from a larger fund (i.e., lower expenses, access to larger deals and exit opportunities at more favorable prices, and possibly reducing the likelihood of trading at a discount to NAV because shares of many closed-end funds, particularly smaller closed-end funds, trade at a discount to NAV). Still, the Fund may halt or limit purchases at any time and for any length of time.

Q: Did the Board consider options other than converting the Fund to a closed-end fund?

Yes. The decision to convert the Fund to a closed-end fund was made after extensive discussions with the Board and Board counsel. The following options which the Adviser proposed as reasonably practicable options to address the increasing illiquidity of the Fund’s portfolio were considered. First, the Adviser and the Board discussed selling a portion of the TerreStar investment. As noted in more detail below, the Adviser successfully consummated a sale of TerreStar equity at $350 per share during July 2018. Neither the Adviser nor the Board believe that selling the entire TerreStar equity is beneficial to long term shareholders of the Fund. Similarly, the Adviser and the Board believe the TerreStar debt is an attractive investment, but the Fund has entered into a commitment to sell up to the full amount of such debt in the event certain Fund NAV thresholds are reached as described above. Second, the Adviser considered whether a potential trade of TerreStar equity to an affiliated fund would be appropriate considering the Adviser’s conviction in the name; however, the 1940 Act prohibits such transactions if certain conditions are not met absent exemptive relief from the Securities and Exchange Commission (the “SEC”). The Board also considered whether the TerreStar asset could be contributed into a subsidiary which could then be listed on a public exchange. Unfortunately, this option would not assure liquidity in the Fund due to the nature of the subsidiary and potential trading issues. Fourth, the Board considered merging the Fund with a closed-end fund; however, such approval process could be time intensive and would not promptly address the Fund’s liquidity profile. Last, the Adviser noted the option to contribute the TerreStar assets into a wholly owned subsidiary, the interests of which could then be distributed to the Fund’s shareholders in-kind; we believe such approach would not be desired by shareholders and was overly complicated.

The Board, after careful assessment of available alternatives to address the illiquidity of the Fund’s portfolio and upon recommendation from the Fund’s investment adviser, determined that the best way to protect the interests of the Fund and its shareholders is to convert the Fund to a closed-end fund. The Board recommends that shareholders vote in favor of the Proposals.

Q: Can I still redeem my shares of the Fund?

Yes. If you do not want to remain a shareholder of the Fund upon redomicilation from a series of a Massachusetts business trust to a standalone Massachusetts business trust, then prior to conversion to a closed-end fund, you may redeem your shares at any time before the redomicilation and conversion closes. Shares subject to a contingent deferred sales charge that are redeemed prior to the redomicilation and conversion will be subject to such contingent deferred sales charges. Such a redemption of shares would be taxable to you in the same manner as other redemptions of shares. Assuming shares are held as capital assets, any gain or loss on such redemptions would be capital in nature and would be long-term or short term depending on your holding period in the shares redeemed. If, instead, you keep your shares, you generally will not recognize any taxable gain or loss on the redomicilation of the trust (except with respect to cash received in lieu of fractional shares, if any).

Shareholders who redeem shares of the Fund after the conversion may be subject to federal and state taxation depending upon your financial circumstances.

Q: How does the Board recommend that I vote?

After careful assessment of available alternatives to address the illiquidity of the Fund’s portfolio, the Board determined that the Proposals are in the best interest of shareholders and recommends that you vote FOR the Proposals.

Q: How can I vote?

You can vote in one of four ways:

•	By telephone (call the toll free number listed on your proxy card)

•	By internet (log on to the internet site listed on your proxy card)

•	By mail (using the enclosed postage prepaid envelope)

•	In person at the shareholder meeting scheduled to occur at 8:00 A.M. Central Time, November 8, 2018

The deadline for voting by telephone or internet is 11:59 P.M. E.T. on November 7, 2018. We encourage you to vote as soon as possible to avoid the cost of additional solicitation efforts. Please refer to the enclosed proxy card for instructions for voting by telephone, internet or mail.

Q: Will I be notified of the results of the vote?

The final voting results for each Proposal also will be included in the Fund’s next report to shareholders following the Meeting.

Q: Whom should I call if I have questions?

If you have questions about any of the Proposals described in the Proxy Statement or about voting procedures, please call the Fund’s proxy solicitor, AST Fund Solutions, LLC, toll free at (866) 620-0678.

Highland Global Allocation Fund

(the “Fund”),

a series of Highland Funds II

200 Crescent Court

Dallas, Texas 75201

Notice of Special Meeting of Shareholders

Scheduled for November 8, 2018

This is the formal agenda for the Fund’s shareholder meeting. It explains what matters will be voted on and the time and place of the meeting, should you choose to attend in person.

To the shareholders of the Fund:

A meeting (the “Meeting”) of the shareholders of the Fund will be held at the offices of Highland Capital Management Fund Advisors, L.P. (“we” or the “Adviser”), located at 200 Crescent Court, Crescent Club, Dallas, Texas 75201, on November 8, 2018, at 8:00 A.M. Central Time to consider:

•

A proposal to authorize the Fund’s Board of Trustees (the “Board”) to amend the Fund’s Agreement and Declaration of Trust to convert the Fund from an open-end fund to a closed-end fund (the “Conversion Proposal”); and

•

A proposal to redomicile the Fund from a series of a Massachusetts business trust to a stand-alone Massachusetts business trust to facilitate the conversion (the “Trust Proposal,” and together with the Conversion Proposal, the “Proposals”); and

•	Approval of the adjournment of the Meeting to permit further solicitation of proxies, if there are not sufficient votes at the time of the Meeting to approve either Proposal.

In addition, shareholders will be asked to transact such other business as may properly come before the Meeting or any adjournments or postponements of the Meeting.

Approval of each Proposal requires the affirmative vote of (i) 67% or more of the shares present at the Meeting if the holders of 50% or more of the outstanding voting securities of the Fund are present or represented by proxy or (ii) more than 50% of the outstanding voting securities, whichever is less. Abstentions and “broker non-votes” (i.e., shares held in “street name” by brokers that indicate on their proxies that they do not have discretionary authority to vote such shares as to the approval of a Proposal) are counted as present at the Meeting but, assuming the presence of a quorum, will have the effect of a vote against a Proposal.

Please carefully read the enclosed proxy statement, as it discusses the Proposals in more detail. If you were a shareholder of the Fund as of the close of business on October 12, 2018, you may vote at the Meeting or at any adjournment or postponement of the Meeting. You are welcome to attend the Meeting in person. If you cannot attend in person, please vote by mail, telephone or internet. Just follow the instructions on the enclosed proxy card. If you have questions, please call the Fund’s proxy solicitor toll free at (866) 620-0678. It is important that you vote. The Board of Trustees recommends that you vote FOR each Proposal.

By order of the Board of Trustees,

Dustin Norris

Secretary

October 11, 2018

Whether or not you expect to attend the Meeting, please complete and return the enclosed proxy card(s). If shareholders do not return their proxies in sufficient numbers, the Fund may incur the expense of additional shareholder solicitation efforts.

PROXY STATEMENT DATED OCTOBER 11, 2018 OF

HIGHLAND GLOBAL ALLOCATION FUND,

A SERIES OF HIGHLAND FUNDS II (THE “TRUST”)

200 Crescent Court, Suite 700, Dallas, Texas 75201

INTRODUCTION

This proxy statement is being used by the Board of Trustees (the “Board”) of Highland Global Allocation Fund (the “Fund”) to solicit proxies to be voted at a special meeting of the Fund’s shareholders (the “Meeting”). This Meeting will be held on November 8, 2018 at 200 Crescent Court, Crescent Club, Dallas, Texas 75201, at 8:00 A.M. Central Time. The purpose of the Meeting is to consider a proposal to authorize the Board to amend the Fund’s Agreement and Declaration of Trust to convert the Fund from an open-end fund to a closed-end fund (the “Conversion Proposal”) and, to facilitate such conversion, redomicile the Fund from a series of a Massachusetts business trust to a stand-alone Massachusetts business trust called Highland Global Allocation Fund (“GAF”) (the “Trust Proposal”, and together with the Conversion Proposal, the “Proposals”).

Representatives of the Highland Capital Management Fund Advisors, L.P. (“we” or the “Adviser”) will be available to answer any shareholder questions. This proxy statement is being mailed to eligible shareholders on or about October 15, 2018. To ask questions about this proxy statement, call our toll-free telephone number: (866) 620-0678.

Who is eligible to vote?

Fund shareholders of record on October 12, 2018, are entitled to attend and vote at the Meeting or any adjourned meeting. Each whole share of the Fund is entitled to one vote and each fractional share is entitled to a proportionate fractional vote. Shares represented by properly executed proxies, unless revoked before or at the Meeting, will be voted according to shareholders’ instructions. If you sign a proxy but do not fill in a vote, your shares will be voted in favor of each Proposal. If any other business comes before the Meeting, your shares will be voted at the discretion of the persons named as proxies.

PROPOSAL 1: CONVERT THE FUND FROM AN OPEN-END FUND TO A CLOSED-END FUND

Shareholders of the Fund are being asked to authorize the Board to amend the Agreement and Declaration of Trust to convert the Fund from an open-end fund to a closed-end fund. The Board believes the Conversion Proposal best addresses the illiquidity of the Fund’s portfolio. Illiquid assets currently constitute approximately 33% of Fund assets (substantially all of which is TerreStar Corporation (“TerreStar”) equity and debt) due to historical fund outflows, related sales of liquid assets and, to a lesser extent, illiquid asset appreciation. See “Q: Can you tell us more about TerreStar investment?” for more information. The closed-end fund structure will eliminate the need for the Fund to hold the cash reserves and liquid securities that are required for an open-end fund and that are used to accommodate daily shareholder redemptions (open-end funds, unlike closed-end funds, must limit their investments in illiquid securities to 15% of their net assets (i.e., securities or other assets that cannot be sold or disposed of in the ordinary course of business within seven days at approximately the value at which the investment company has valued the asset) (the “Open-End Liquidity Constraints”). The Board believes the Conversion Proposal would enable the Fund to continue to hold TerreStar, which has been a steadily increasing portion of the portfolio for over two years.

If shareholders approve the Conversion Proposal, assuming the Trust Proposal has also been approved by shareholders, and the Fund converts to a closed-end fund, shareholders of GAF would no longer have the right to cause the fund to directly redeem their shares at net asset value (“NAV”). GAF will seek to list its shares for trading on the New York Stock Exchange (the “NYSE”) or another national securities exchange (assuming conversion to a closed-end fund) which will allow shareholders to sell their shares on the exchange, but such shares may trade at a premium or discount to NAV. GAF’s share listing is subject to the approval of such exchange and satisfaction of such exchange’s listing standards.

Additionally, assuming the Trust Proposal has also been approved by shareholders, GAF will have the flexibility to offer to repurchase shares at its discretion, subject to applicable regulatory requirements. Any such repurchases would be subject to the availability to GAF of cash for such purchases, after consideration of reserves necessary for anticipated fund expenses and contingencies, and will only be made when GAF’s shares are trading at a discount to NAV. Accordingly, no assurance can be given as to the number of shares, if any, that could ultimately be repurchased by GAF. See “The Repurchases”, below, for more information.

Total annual fund operating expenses borne by all shareholders are expected to decrease upon the Fund’s conversion to a closed-end fund. Transfer agency fees alone are expected to decrease from an annual rate of 0.13% to 0.03% for all shareholders. Collectively with the decrease in transfer agency fees and elimination of distribution and service fees with respect to Class A and Class C shares, we expect fund savings to be, in the aggregate, approximately $1.8 million per year, based on the Fund’s October 3, 2018 NAV of $424 million. These savings will increase or decrease, as applicable, in the event the Fund’s net assets rise or drop, respectively. One-time costs associated with the conversion and which will be borne by shareholders of the Fund are expected to amount to approximately $2.3 million.

Approval of the Proposals will not result in a change to the management fee of 0.40% of the Fund’s total assets; therefore, assuming conversion of the Fund into a closed-end fund, GAF’s management fee will be significantly below the average management fee of 1.16% charged to world allocation U.S. listed closed-end funds and 0.45% less than what the Adviser believes is the Fund’s closest competitor.

No changes to the Fund’s investment objective or fundamental investment policies are planned in connection with the proposed conversion. Upon conversion, GAF will, as a closed-end fund, have the same principal investment strategies and non-fundamental investment restrictions that it had before the conversion, except that its investments in illiquid securities will not be limited to 15% of its net assets at the time of investment. To the extent that GAF invests more of its assets in illiquid securities, it will be subject to the risks associated with investments in such securities to a greater extent. While investments in illiquid securities can have significant upside, they also are subject to risks. The less active market for illiquid securities makes these securities harder to sell, harder to price and more volatile. When investments cannot be readily sold at the desired time or price, a fund may have to accept a much lower price, may not be able to sell the investment at all or may be forced to forego other investment opportunities, all of which may adversely impact a fund’s returns. Conversion to a closed-end fund is anticipated to greatly reduce the need to sell illiquid securities, and thus should help to mitigate these risks.

To the extent the Fund continues to experience significant net redemptions, liquid assets of the Fund will likely need to continue to be sold to satisfy such redemptions, which would result in the Fund becoming increasingly illiquid. This creates additional dilution risk for shareholders, because illiquid assets may not be able to be sold quickly at fair market value which can reduce proceeds available to pay redemptions

Rationale for the Conversion Proposal

Advantages and Benefits

We believe a closed-end fund would enable the Fund to continue to hold TerreStar, which has been a steadily increasing portion of the portfolio for over two years. A closed-end fund structure is better positioned for such investments because it eliminates the need to buy and sell investments based on investor flows. No changes to the Fund’s investment objective or principal investment strategies are proposed.

The Fund invests pursuant to a contrarian value philosophy which seeks to find investments where the portfolio manager takes a contrarian view with a high degree of confidence in his view and the ultimate value of the investment. Many times these investments take time to mature and may encounter significant volatility as the market takes time to understand the value of the underlying business. A description of these investment opportunities is described more fully below.

The Conversion Proposal will eliminate the Fund’s need to comply with the Open-End Liquidity Constraints. While the Fund is currently, and at all times has been, in compliance with the Open-End Liquidity Constraints, additional open-end fund liquidity rules that go into effect at the end of 2018 would make it more challenging for the Fund to continue holding its current illiquid assets and for the Fund’s investment strategy to be pursued in an open-end format. In addition, the Fund would be required to formulate a plan to bring its illiquid investments to or below the required 15% of its net assets within a reasonable period of time. A mutual fund that has a high level of illiquid investments, when combined with net outflows, may not be able to meet redemption requests without diluting the interest of the Fund’s shareholders.

This level of illiquidity risk, however, is reduced going forward because the Fund has entered into a binding sale agreement to sell up to $52 million of TerreStar debt (the Fund’s entire debt investment), subject to certain NAV thresholds being reached. On a pro forma basis, such sale would reduce the Fund’s illiquid asset exposure to approximately 24.1% (based on the Fund’s net assets after sale of the debt and at the agreed upon NAV thresholds). This amount would still be above the regulatory limit of 15% of net assets in the new open-end fund liquidity rules. Due to the Adviser’s view of the attractiveness of the TerreStar debt, the Fund has not elected to sell such debt except as necessary should such Fund NAV thresholds be reached. Because of frequent inflows and outflows in open-end funds, the Fund will not be able to fully pursue certain longer-term investment opportunities. For example, the Fund recently sold a portion of its equity investment in TerreStar in response to the Adviser’s decision to reduce the size of the TerreStar position as a percentage of Fund assets given the liquidity profile of the Fund. Converting the Fund into a closed-end fund would allow the Adviser to invest a larger percentage of the Fund’s investment portfolio in long-term investment opportunities that may be less liquid or even illiquid. The Fund’s leverage is 24.7% of gross assets (including the amount borrowed) as of October 3, 2018, which increases redemption risk because a significant portion of any liquid assets sold may need to first be applied to reducing such leverage before payment of redemptions.

The Adviser’s Listed Closed-End Fund Experience

While past performance is not indicative of future returns, the Adviser and its affiliates have experience managing listed closed-end fund structures (See NYSE:NHF and HFRO). In particular, the Adviser successfully converted HFRO from an open-end fund to a closed-end fund in November 2017 and HFRO has traded favorably post-conversion thereby providing liquidity to shareholders. The investment objectives and strategies of NHF ($791 million in net assets) and HFRO ($1.1 billion in net assets) differ materially from that of the Fund.

3% Incentive to Consenting Shareholders

To demonstrate the Adviser’s conviction in both the Fund’s portfolio and the desirability of the Proposals, the Adviser has agreed to pay to third party shareholders, solely out of the Adviser’s own funds, a consent fee in the amount of 3.0% of the value of each participating shareholder’s shares on the date of conversion (the “Consent Fee”). In order to participate in the Consent Fee program, a shareholder: (1) must vote in favor of both Proposals; (2) may not revoke his or her proxy; and (3) must beneficially own all voting shares held as of the record date of October 12, 2018 through the conversion. Shareholders who do not vote in favor of both Proposals or who do not own on the conversion date their shares owned as of the record date will not receive the Consent Fee. The Consent Fee will not be paid unless both Proposals are approved.

The Consent Fee is intended to encourage shareholders whose pre-existing economic interest is to vote in favor of both Proposals to do so. By requiring that the recipient of the Consent Fee continue to hold their shares through the conversion, the Consent Fee is intended to be in alignment with the shareholder’s pre-existing economic interests, such that it encourages the act of voting, not the vote itself. Members of the Board, employees of the Adviser, and the Adviser’s affiliates are not eligible to receive the Consent Fee.

We expect to pay the Consent Fee promptly following the completion of the redomicilation and conversion. Please note that the Consent Fee check must be cashed within 90 days of the check issue date. Monies from such distribution that are not cashed or otherwise negotiated will be subject to escheatment in accordance with applicable state law. Taxation of the Consent Fee is discussed below in the “Tax Consequences Related to the Consent Fee” section.

The Adviser’s Purchase Commitment

If shares of GAF trade at a discount of more than 3% of NAV post-conversion, the Adviser and its affiliates will commit to purchasing up to the lesser of $20 million or 5% of shares of GAF in open-market transactions over a two year period (the “Adviser Commitment”). Any open-market purchases with respect to the Adviser Commitment would be made on a national securities exchange at the prevailing market price, subject to exchange requirements and federal securities laws. As affiliates of GAF, the open-market purchases by the Adviser and its affiliates (per the Adviser Commitment) will be made pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended, which provides rules on the timing and amount of such repurchases.

The Repurchases

Moreover, if shares of GAF trade at a discount of more than 3% to NAV, the Board has approved GAF’s repurchase of the lesser of up to $20 million or 5% of GAF’s closed-end fund common shares over a six-month period (the “Repurchases”) at the discretion of the Adviser and consistent with its portfolio management responsibilities. In exercising such discretion, the Adviser will direct Repurchases subject to the availability to GAF of cash for such repurchases, after consideration of reserves necessary for anticipated fund expenses and contingencies, and GAF may sell portfolio securities in order to generate cash for Repurchases. The Repurchases, like the Adviser Commitment, would be open market purchases made pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Both the purchases made pursuant to the Adviser Commitment and the Repurchases will only be made to the extent the Adviser, in its sole discretion, deems such repurchases consistent with applicable law.

If open-market repurchases are deemed by the Adviser to not be practicable or in the best interests of the Fund, the Adviser and GAF may consider other actions such as a possible tender offer for GAF shares.

Shareholder Approval

The Conversion Proposal will only go into effect upon shareholder approval of the Trust Proposal and the Redomiciliation discussed below. The completion of the Redomiciliation pursuant to the Trust Proposal will occur prior to the conversion of the Fund into a closed-end fund, and thus the conversion of the Fund into a closed-end Fund is contingent upon approval of the Trust Proposal. In the event the Trust Proposal is approved but the Conversion Approval is not approved, the Adviser will still take action to redomicile the Fund from a series of a Massachusetts business trust to a standalone Massachusetts business trust.

If shareholders do not approve the Proposals, the Fund may be required to sell a significant portion of its illiquid holdings. In order to mitigate liquidity risk in connection with the Proposals, however, the Fund has entered into a binding purchase and sale agreement with respect to such transaction to immediately sell up to all of the Fund’s $52 million position in TerreStar debt at its then current fair value should certain Fund NAV thresholds be reached.

Conversion Process

If the Fund’s shareholders approve the Conversion Proposal, the Board will take action to combine the outstanding classes of shares into a single class of common shares and list the common shares on a national securities exchange, expected to be the NYSE. Total annual fund operating expenses borne by all shareholders are expected to decrease upon the Fund’s conversion to a closed-end fund. Class A and Class C shares of the Fund are currently subject to distribution and/or service (12b-1) fees at an annual rate of 0.25% and 1.00% of net assets, respectively. Common shares of the Fund, once transitioned to a closed-end fund, will not be subject to distribution and/or service (12b-1) fees and current Class A and Class C shareholders will no longer pay such fees following the conversion. In addition, shares that were subject to a contingent deferred sales charge prior to conversion will not be subject to such contingent deferred sales charges after the conversion. Transfer agency fees alone are expected to be reduced from an annual rate of 0.13% to 0.03% for all shareholders. Collectively with the decrease in transfer agency fees and elimination of distribution and service fees with respect to Class A and Class C shares, we expect savings to be, in the aggregate, approximately $1.8 million per year, based on the Fund’s October 3, 2018 NAV of $424 million. These savings will increase or decrease, as applicable, in the event the Fund’s NAV rises or drops, respectively. One-time costs associated with the conversion and which will be borne by shareholders of the Fund are expected to amount to approximately $2.3 million.

As noted above, approval of the Proposals will not result in a change to the management fee of 0.40% of the Fund’s total assets; therefore, assuming conversion of the Fund into a closed-end fund, GAF’s management fee will be significantly below the average management fee of 1.16% charged to world allocation U.S. listed closed-end funds and 0.45% less than what the Adviser believes is the Fund’s closest competitor.

Some of the features and services that are available to you today as a Fund shareholder will not be available to you after the conversion to a closed-end fund. Upon listing on a securities exchange, GAF’s shares would trade in the open market at a price that would be a function of factors, such as: market supply and demand, dividend levels (which will in turn be affected by fund expenses, including the costs of any forms of leverage used by GAF, levels of dividend and interest payments by GAF’s portfolio holdings, levels of appreciation/depreciation of GAF’s portfolio holdings, regulations affecting the timing and character of GAF’s distributions and other factors), portfolio credit quality, call protection and similar factors relating to GAF’s portfolio holdings. The market price of GAF’s common shares may also be affected by general market or economic conditions, including market trends affecting the value of securities generally or values of closed-end fund shares more specifically. Shares of a closed-end fund may trade at prices lower than NAV, but may also trade at prices higher than NAV.

After conversion to a closed-end fund, we expect GAF to have an “opt out” distribution reinvestment program such that when GAF declares a dividend or other distribution, shareholders’ cash distributions will be reinvested automatically in additional shares of GAF, unless they specifically “opt out” of the dividend reinvestment plan, so as to receive cash dividends or other distributions.

In addition to the differences in redemption rights discussed above, closed-end funds also differ from open-end funds in that closed-end funds are permitted to issue preferred shares. While GAF does not currently intend to issue preferred shares, if GAF were to do so in the future, holders of such preferred shares would be entitled to preferential payment of dividends and would have different voting rights than common shareholders.

Tax Consequences Related to the Consent Fee

The U.S. federal income tax treatment of the receipt of the Consent Fee is uncertain. There is no legal authority directly on point, and the Fund has not requested a ruling from the IRS with respect thereto. The receipt of the Consent Fee by a shareholder could be treated as a separate fee paid for consenting to the Proposals, in which case a shareholder would recognize ordinary income upon receipt of the Consent Fee (and the amount of such Consent Fee would not be treated as part of the amount realized by such shareholder upon later disposition of the shareholder’s shares). Shareholders should consult their tax advisors regarding the U.S. federal tax treatment of the Consent Fee to them.

Board Recommendation

The Board has concluded that the Conversion Proposal is in the best interests of the Fund and its shareholders. The Board unanimously recommends that shareholders of the Fund approve the Conversion Proposal.

Required Vote

The Conversion Proposal must be approved by the affirmative vote of (i) 67% or more of the shares present at the Meeting if the holders of 50% or more of the outstanding voting securities of the Fund are present or represented by proxy or (ii) more than 50% of the outstanding voting securities, whichever is less (the “1940 Act Majority Vote”).

PROPOSAL 2: REDOMICILE THE FUND FROM A SERIES OF A MASSACHUSETTS BUSINESS TRUST TO A STAND-ALONE MASSACHUSETTES BUSINESS TRUST

In order to facilitate the conversion, shareholders of the Fund are being asked to approve the redomiciliation of the Fund that would change the form of the organization of the Fund from a series of a Massachusetts business trust into a standalone Massachusetts business trust. The proposed redomiciliation that would result from shareholder approval of the Trust Proposal will be referred to throughout the proxy statement as the “Redomiciliation”. To implement the Redomiciliation, the Board has approved an Agreement and Plan of Reorganization (the “Plan”), which contemplates the continuation of the current business of the Fund in the form of a stand-alone investment company.

If the Trust Proposal is approved by shareholders of the Fund and implemented, GAF would have the same investment objective, principal investment strategies and restrictions and investment manager as the Fund. However, as discussed above in Proposal 1, shareholders are first being asked to approve the conversion of the Fund from an open-end fund into a closed-end fund. If the Conversion Proposal and the Trust Proposal are approved, GAF will operate as a closed-end fund. For the differences between a closed-end fund and an open-end fund, please see the discussion in Proposal 1, above. The Board and the officers of GAF will be the same as those of the Trust. On the effective date of the Redomiciliation, you would hold an interest in GAF that is equivalent to your interest in the Fund (less cash received in lieu of fractional shares, if any).

Rationale for the Trust Proposal

The Redomiciliation is an administrative matter required if shareholders of the Fund approve the Conversion of the Fund into a closed-end fund. As a series of an open-end investment trust (Highland Funds II), the Board cannot take action to convert the Fund to a closed-end Fund. As a standalone trust, the conversion can be facilitated. Massachusetts law applies the same to both a series of a Massachusetts business trust and a standalone Massachusetts business trust.

Procedures and Consequences of the Redomiciliation

Upon completion of the Redomiciliation, GAF will continue the business of the Fund with the same investment objectives, principal investment strategies and risks and investment restrictions as those existing today, and will hold the same portfolio of securities held by the Fund on the date of conversion. GAF will be operated under substantially identical investment advisory and administrative arrangements as those of the Fund. However, subject to approval by shareholders of the Conversion Proposal, GAF will operate as a closed-end investment company. Please refer to the conversion discussion under Proposal 1.

GAF was created solely for the purpose of becoming the successor to, and carrying on the business of, the Fund. To accomplish the Redomiciliation, the Plan provides that the Trust, on behalf of the Fund, will transfer all of the Fund’s securities and any other assets, subject to all related liabilities, to GAF. In exchange for these assets and liabilities, GAF will issue its own shares to the Fund, which will then distribute those shares pro rata to you as a shareholder of the Fund, along with cash in lieu of fractional shares, if any, of GAF that you may be deemed to own. Through this process, you will receive the same dollar amount of shares of GAF (and cash in lieu of fractional shares, if any) as you held in the Fund on the date of the Redomiciliation. Regarding fractional shares, if the dollar amount of shares held in the Fund is less than the dollar amount of a full share of GAF, thus resulting in a fractional share of GAF to be issued, cash will be paid to you in lieu of issuing a fractional share of GAF. You will retain the right to any declared but undistributed dividends or other distributions payable on the shares of the Fund that you may have had as of the effective date of the Redomiciliation.

The Board may terminate the Plan and abandon the Redomiciliation at any time prior to the effective date of the Redomiciliation if it determines that proceeding with the Redomiciliation is inadvisable and not in the best interests of the Fund shareholders. If the Trust Proposal is not approved by shareholders, or if the Board abandons the Redomiciliation, the Fund will continue to operate as a series of a Massachusetts business trust. If the Trust Proposal is approved by shareholders, the Redomiciliation is expected to be completed within a reasonable time following such approval.

Effect of the Redomiciliation on the Investment Management Agreement and Shareholder Servicing Agreements

As a result of the Redomiciliation, GAF will be subject to an investment management agreement between GAF and the Adviser. The investment management agreement for GAF will be materially identical to the current investment management agreement for the Fund.

Subject to the approval of the Conversion Proposal discussed above, GAF has entered into an agreement with American Stock Transfer & Trust Company, LLC for transfer agency services. The new transfer agent agreement will replace the current transfer agency agreement in place for the Fund with DST Asset Manager Solutions, Inc. (formerly Boston Financial Data Services, Inc.) but reflect the operations of GAF as a closed-end fund. GAF will also enter into an agreement with State Street Bank & Trust Company for administration services. The new administration agreement will be substantially similar to the current agreement for the Fund.

Effect of Shareholder Approval of the Trust Proposal

By voting “FOR” the Trust Proposal, you will be agreeing to become a shareholder of a mutual fund organized as a Massachusetts business trust with the same Board members, materially identical investment advisory agreement and with similar service arrangements to those in place for the Fund.

Under the 1940 Act, the shareholders of an investment company must elect trustees and approve the initial investment management agreement for a fund. As a result, if the Redomiciliation is approved and the Fund is redomiciled into GAF, GAF shareholders would need to vote on these items in order to comply with the 1940 Act.

In order to comply with these requirements and consistent with guidance of the U.S. Securities and Exchange Commission (the “SEC”), shareholder approval of the Trust Proposal will also constitute, for the purposes of the 1940 Act, shareholder approval of: (1) the election of the Board members of the Trust who are in office at the effective date of the Redomiciliation as trustees of GAF and (2) the initial investment management agreement for GAF that is materially identical to the investment management agreement that will be in place for the Fund at the time of the Redomiciliation.

If the Trust Proposal is approved, then an initial shareholder approval for the items outlined in the above paragraph will be arranged whereby the Fund (1) purchases one share of GAF; (2) as sole shareholder of GAF, votes “FOR” the election of Board members and the initial investment management agreement; and (3) then redeems its shares, all prior to the completion of the Redomiciliation. These actions will enable GAF to satisfy the requirements of the 1940 Act without involving the time and expense of another shareholder meeting.

Capitalization and Structure of GAF

GAF will be authorized to issue an unlimited number of shares of beneficial interest, without par value. Class A, Class C and Class Y shareholders of the Fund will be combined into a single class of common stock of GAF. To do so, the Fund will effect a reverse stock split so that GAF’s initial share price equals $15.00. The aggregate dollar value of GAF shares that you receive (and cash in lieu of fractional shares, if any) will be the same dollar value of the shares of the Fund that you currently own and the total value of your investment will be the same immediately before and after the exchange.

As of the effective date of the Redomiciliation, shares of the respective series and classes of the Fund and GAF will be fully paid and non-assessable, and have no preemptive or subscription rights. Shares of the respective classes of the Fund and GAF will have similar voting and liquidation rights and have one vote per share and a proportionate fractional vote for each fractional shares. Neither the Trust, nor GAF provides for cumulative voting in the election of its Board members. GAF will have the same fiscal year as the Fund.

Tax Consequences

The Redomiciliation is designed to be tax-free for federal income tax purposes so that you will not experience a taxable gain or loss when the Redomiciliation is completed (except with respect to cash received in lieu of fractional shares, if any). Generally, the basis and holding period of your shares in GAF will be the same as the basis and holding period of your shares of the Fund, provided you hold your shares as a capital asset.

If the Redomiciliation is consummated but the IRS or the courts were to determine that the Redomiciliation does not qualify as a tax-free reorganization under the Code, and thus is taxable, the Fund would recognize gain or loss on the transfer of its assets to GAF and each shareholder of the Fund that held shares in a taxable account would recognize a taxable gain or loss equal to the difference between its tax basis in its Fund shares and the fair market value of GAF shares it received.

The tax attributes, including capital loss carryovers, if any as of the date of closing of the Redomiciliation, of the Fund move to GAF in the Redomiciliation. Accordingly, any capital loss carryovers of the Fund are available to offset future gains recognized by the combined Fund, subject to limitations under the Code. If, as is anticipated, at the time of the closing of the Redomiciliation, GAF has either no assets or nominal assets incident to its organization, there will be no change of ownership of the Fund as a result of the Redomiciliation. Thus, the Redomiciliation is not expected to result in any limitation on the use by GAF of the Fund’s capital loss carryovers, if any. However, the capital losses of GAF, as the successor in interest to the Fund, may subsequently become subject to an annual limitation as a result of sales of GAF shares or other reorganization transactions to which GAF might engage post-Reorganization.

You should consult your tax adviser regarding the U.S. federal income tax consequences to you, if any, of the Redomiciliation in light of your particular circumstances, as well as the state and local tax consequences, if any, of the Redomiciliation because this discussion is only a general summary of certain federal income tax consequences.

Board Recommendation

Based upon their evaluation of the relevant information presented to them, and in light of their fiduciary duties under federal and state law, the Board, on behalf of the Fund, including all of the trustees who are not interested persons as defined under Section 2(a)(19) of the 1940 Act (the “Independent Trustees”), concluded that participating in the Redomiciliation is in the best interests of the Fund, and that no dilution of value would result to the respective shareholders of the Fund from the Redomiciliation. The Board unanimously approved the Trust Proposal on August 3, 2018, and the Board of the Trust, on behalf of the Fund, unanimously recommended that shareholders of the Fund vote to approve the Trust Proposal. The Board unanimously recommends that shareholders of the Fund approve the Trust Proposal.

Required Vote

Approval of the Trust Proposal requires a 1940 Act Majority Vote (defined in Proposal 1).

ADDITIONAL INFORMATION

Voting Rights. Abstentions and “broker non-votes” (i.e., shares held in “street name” by brokers that indicate on their proxies that they do not have discretionary authority to vote such shares as to the approval of a Proposal) are counted as present at the Meeting but, assuming the presence of a quorum, will have the effect of a vote against a Proposal. Shareholders of record of the Fund on October 12, 2018 (the “Record Date”) are entitled to vote at the Meeting. Each full share of the Fund is entitled to one vote and each fractional share is entitled to a vote equal to its fraction of a full share. All share classes of the Fund will vote together as one class.

The total number of shares of each class of the Fund outstanding as of October 3, 2018 and the total number of votes to which shareholders of such class are entitled at the Meeting if they hold their shares until the Record Date, are set forth below. Because the Record Date is after the filing of this proxy, the total number of shares of each class of the Fund outstanding, and the total number of votes to which shareholders of such class are entitled at the Meeting, may differ if shareholders buy or sell additional shares prior to the Record Date.

	Class A	Class C	Class Y
Shares Outstanding	22,606,657	12,241,576	12,424,297
Total Number of Votes to which Shareholders are Entitled	22,606,657	12,241,576	12,424,297

Quorum and Methods of Tabulation. A quorum is required for shareholders of the Fund to take action at the Meeting. Thirty percent of the outstanding shares of the Fund, present at the Meeting in person or by proxy, constitutes a quorum.

All shares represented at the Meeting in person or by proxy will be counted for purposes of establishing a quorum. Shares represented by properly executed proxies with respect to which (i) a vote is withheld, (ii) the shareholder abstains or (iii) a broker does not vote (i.e., “broker non-votes”) will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Assuming the presence of a quorum, abstentions and “broker non-votes” will have the effect of a vote against a Proposal.

We urge you to return the proxy as soon as possible with your vote in favor of each Proposal. As this matter is not routine, your broker may not be able to vote on your behalf unless specifically instructed. If your shares are held in an IRA account, you have the right to provide voting instructions to your IRA custodian with respect to those shares. If you do not provide voting instructions with respect to your shares, your IRA custodian may or may not, depending upon the terms of your IRA agreement, vote shares for which it has not received your voting instructions. Please consult your IRA agreement and/or financial advisor for more information.

Shareholder Proxies. Shares represented by proxies, unless previously revoked, will be voted at the Meeting in accordance with the instructions of the shareholders. If no instructions are given, the proxies will be voted in favor of each Proposal. To revoke a proxy, the shareholder giving such proxy must either (1) submit to the Fund a subsequently-dated proxy, (2) deliver to the Fund a written notice of revocation, or (3) otherwise give notice of revocation in open meeting, in all cases prior to the exercise of the authority granted in the proxy. You will not be eligible to receive the Consent Fee if you revoke your proxy voted in favor of each Proposal.

If you intend to vote in person at the Meeting, please call (866) 620-0678 to obtain important information regarding your attendance at the Meeting, including directions.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Meeting in person, you are urged to complete, sign and return the proxy in the enclosed stamped, self-addressed envelope as soon as possible.

Delivery Requirements. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials (“Notice”) addressed to those shareholders or by sending separate Notices for each household account in a single envelope. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Fund and some brokers household proxy materials or Notices, delivering a single proxy statement or Notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a broker or the Fund that they will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes consent.

We will deliver promptly, upon request, a separate copy of any of these documents to shareholders at a shared address to which a single copy of such document(s) was delivered. Shareholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by writing to the Fund c/o Highland Capital Management Fund Advisors, L.P., 300 Crescent Court, Suite 700, Dallas, Texas 75201 or calling the Fund at (866) 620-0678.

Communications with Trustees. Shareholders of the Fund who wish to communicate with the Fund’s trustees (the “Trustees”) (or to the Trustees who are not interested persons of the Fund, as a group) should send communications to the attention of the Secretary of the Fund, c/o Highland Capital Management Fund Advisors, L.P., 300 Crescent Court, Suite 700, Dallas, Texas 75201, and all communications will be directed to the Trustee or Trustees indicated in the communication or, if no Trustee or Trustees are indicated, to all Trustees.

Solicitation of Proxies. In addition to soliciting proxies by mail, the Fund’s officers and employees of Highland may solicit proxies by web, by telephone or in person. Copies of the notice for the Meeting, this Proxy Statement and the form of proxy are available at highlandfunds.com. The Fund has engaged AST Fund Solutions, LLC at 48 Wall Street New York, NY 10005 for inquiries, to provide shareholder meeting services, including the distribution of this Proxy Statement and related materials to shareholders as well as assisting the Fund in soliciting proxies for the Meeting at an approximate cost of $150,000. The costs of proxy solicitation and expenses incurred in connection with preparing this Proxy Statement and its enclosures will be paid by the Fund.

Dissenters’ Right of Appraisal. Shareholders of the Fund have no appraisal or dissenters’ rights.

Other Business. The Board is not aware of any matters to be presented at the Meeting other than the Proposals. If other business should properly come before the Meeting, the persons named as proxies will vote thereon in their discretion.

Adjournment. If a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve a Proposal are not received, the persons named as proxies may propose one or more adjournments or postponements of the Meeting to permit further solicitation of proxies. Any adjournment or postponement will require the affirmative vote of a majority of those shares that are represented at the Meeting in person or by proxy, whether or not a quorum is present.

The costs of any additional solicitation and of any adjourned Meeting will be borne in the same manner as the other expenses associated with the Proposals. Any Proposal for which sufficient favorable votes have been received may be acted upon and considered final regardless of whether the Meeting is adjourned to permit additional solicitation with respect to any other Proposal.

Shareholder Proposals at Future Meetings. The Fund is not required to hold an annual meeting of shareholders in any year in which the election of Trustees is not required to be acted upon under the 1940 Act. However, if the Conversion Proposal is approved and the Fund converts to a closed-end fund and GAF’s shares are listed on a national securities exchange, it is expected that the rules of such securities exchange will require that GAF hold annual meetings of shareholders to elect Trustees. Shareholder proposals to be presented at any future meeting of shareholders of the Fund must be received by the Fund in writing a reasonable amount of time before the Fund solicits proxies for that meeting in order to be considered for inclusion in the proxy materials for that meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 8, 2018

Copies of these proxy materials and the form of proxy are available to you on the Internet at http://www.proxyonline.com/docs/highlandgaf2018.pdf. Copies of the proxy materials are available upon request, without charge, by writing to AST Fund Solutions, LLC at AST Fund Solutions, ATTN: Highland Global Allocation Fund #12917 Fulfillment, 55 Challenger Road, Suite 201, Ridgefield Park, NJ 07660, by calling (866) 620-0678, or by sending an e-mail to corporateservices@astfundsolutions.com, using subject line: Highland Global Allocation Opportunities Fund #12917 Fulfillment.

SHARE OWNERSHIP

5% Beneficial Ownership as of the Record Date

The following chart sets forth the names, addresses, and percentage ownership of those shareholders known by the Fund to own beneficially or of record 5% or more of the outstanding shares of a class of the Fund as of October 3, 2018:

Title of Class	Names and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Shares	PERSHING LLC 1 PERSHING PLZ JERSEY CITY NJ 07399-0001	1935909.40	8.56%

Class A Shares	WELLS FARGO CLEARING SERVICES LLC 2801 MARKET ST SAINT LOUIS MO 63103-2523	1293389.90	5.72%

Class A Shares	NATIONAL FINANCIAL SERVICES LLC 499 WASHINGTON BLVD ATTN MUTUAL FUNDS DEPT 4TH FLR JERSEY CITY NJ 07310-1995	1279665.44	5.66%

Class C Shares	WELLS FARGO CLEARING SERVICES LLC 2801 MARKET ST SAINT LOUIS MO 63103-2523	3047561.629	24.89%

Class C Shares	MERRILL LYNCH PIERCE FENNER & SMITH 4800 DEER LAKE DR EAST JACKSONVILLE FL 32246-6484	2250678.596	18.38%

Class C Shares	MORGAN STANLEY 1 NEW YORK PLZ FL 12 NEW YORK NY 10004-1965	1662214.94	13.57

Class C Shares	RAYMOND JAMES 880 CARILLON PKWY SAINT PETERSBURG FL 33716-1102	1197213.096	9.77

Class C Shares	PERSHING LLC 1 PERSHING PLZ JERSEY CITY NJ 07399-0001	896502.923	7.32

Title of Class	Names and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Class C Shares	LPL FINANCIAL 4707 EXECUTIVE DR SAN DIEGO, CA 92121-3091	826558.333	6.75

Class C Shares	CHARLES SCHWAB & CO, INC 211 MAIN STREET SAN FRANCISCO, CA 94105-1905	771045.633	6.29

Class Y Shares	WELLS FARGO CLEARING SERVICES LLC 2801 MARKET ST SAINT LOUIS MO 63103-2523	3265798.174	26.28

Class Y Shares	MORGAN STANLEY 1 NEW YORK PLZ FL 12 NEW YORK NY 10004-1965	1958629.64	15.76

Class Y Shares	RBC CAPITAL MARKETS LLC ATTN MUTUAL FUND OPS MANAGER 60 S 6TH ST # P08 MINNEAPOLIS MN 55402-4413	1583934.281	12.74

Class Y Shares	RAYMOND JAMES 880 CARILLON PKWY SAINT PETERSBURG FL 33716-1102	1366561.265	10.99

Class Y Shares	PERSHING LLC 1 PERSHING PLZ JERSEY CITY NJ 07399-0001	1045562.718	8.41

Class Y Shares	LPL FINANCIAL 4707 EXECUTIVE DR SAN DIEGO, CA 92121-3091	914750.803	7.36

Class Y Shares	NATIONAL FINANCIAL SERVICES LLC 499 WASHINGTON BLVD ATTN MUTUAL FUNDS DEPT 4TH FLR JERSEY CITY NJ 07310-1995	726334.943	5.84

Interests of Officers and Trustees

As of October 3, 2018, the Fund’s Trustees and officers as a group owned less than 1% of the outstanding shares of each class of the Fund.

Conflicts of Interest

To the extent that Highland and its affiliates hold interests in the Fund, such persons may have a conflict of interest in voting on the Conversion Proposal, as fee revenues from a closed-end fund may be more predictable, and therefore more attractive to the investment adviser than those from an open-end fund.

ADDITIONAL INFORMATION ABOUT THE FUND

The Fund received a shareholder demand letter dated March 1, 2018, from an individual purporting to be a shareholder of the Fund (the “Demand Letter”). The Demand Letter alleges that the current and former Board of Highland Funds II breached their fiduciary duties, and the Adviser breached its advisory agreement, in relation to the Fund’s investment in shares of an affiliated mutual fund, the Highland Energy MLP Fund (also a series of Highland Funds II). The Fund holds $17.4 million (or 58.5%) of the Highland Energy MLP Fund as of October 3, 2018. Upon receipt of the Demand Letter, the Board formed a Demand Review Committee (“DRC”) comprised entirely of independent trustees to investigate these claims and to make a recommendation to the Board regarding whether pursuit of these claims is in the best interests of the Fund. Aided by independent counsel to the committee, the DRC engaged in a thorough and detailed review of the allegations contained in the Demand Letter. Upon completion of its evaluation, the DRC recommended that the Fund’s independent trustees, who represent a majority of the Board, reject the demand specified in the shareholder Demand Letter. After considering the report of the DRC, the independent trustees unanimously agreed and rejected the demand, noting that the Demand Letter contained material factual errors and incorrect assumptions, and the proposed suit was meritless and should not be pursued. A copy of the report was provided to the purported shareholder and her counsel.

Notwithstanding the foregoing, the purported shareholder (the “Plaintiff”) filed a shareholder derivative suit against the Fund, certain members of the Board and the Adviser on September 5, 2018 (the “Shareholder Litigation). Based on the extensive pre-suit investigation and the resulting report, the Fund, Board and Adviser believe the claims made in the Shareholder Litigation are without merit and intend to vigorously defend against them. The case is Lanotte v. Highland Global Allocation Fund et al, 3:18-cv-02360, U.S. District Court for the Northern District of Texas (Dallas). The Demand Letter and the Shareholder Litigation are not related to the Proposals and do not alter the intention of the Fund and the Adviser to redomicile the Fund into GAF and convert GAF into a closed-end fund.

Current Service Providers

Highland Capital Management Fund Advisors, L.P., located at 300 Crescent Court, Dallas, Texas 75201, serves as the investment adviser and administrator of the Fund. The Fund’s principal underwriter is Highland Capital Funds Distributor, Inc., whose address is also 200 Crescent Court, Dallas, Texas 75201.

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the 1940 Act, and files its prospectus, statement of additional information, shareholder reports, proxy statements, and other information with the SEC. These documents filed by the Fund can be inspected and copied (for a duplication fee) at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these materials can also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, copies of these documents may be viewed online or downloaded from the SEC’s website at www.sec.gov. If you would like a hard copy of the Fund’s prospectus, statement of additional information or shareholder reports (when available), the Fund will furnish such copies without charge upon request via first-class mail within three business days of such request. You can access these materials at http://www.proxyonline.com/docs/highlandgaf2018.pdf. Please direct requests for hard copies of the reports to (877) 665-1287, info@highlandfunds.com, or the following address:

Standard Mail:

Highland Funds

PO Box 8656

Boston, Massachusetts 02266-8656

Overnight Mail:

Highland Funds

30 Dan Road, Suite 8656

Canton, MA 02021-2809

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts

HIGHLAND GLOBAL ALLOCATION FUND,

A SERIES OF HIGHLAND FUNDS II

SPECIAL MEETING OF STOCKHOLDERS – NOVEMBER 8, 2018

This Proxy is solicited by the Board of Directors

The undersigned, a stockholder of Highland Global Allocation Fund, a series of Highland Funds II, a Massachusetts business trust (the “Company”) hereby appoints Frank Waterhouse and Dustin Norris, and each of them severally, proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Stockholders of the Company to be held at 200 Crescent Court, Crescent Club, 17th Floor, Dallas, Texas 75201 on November 8, 2018 beginning at 8:00 AM Central Time, and all adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 (AS IDENTIFIED BELOW) AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2018 SPECIAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Do you have questions? If you have any questions about how to vote your proxy or about the meeting in general, please call toll-free 1-866-620-0678. Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. Eastern Time. Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at: www.proxyonline.com/docs/highlandgaf2018.pdf

[PROXY ID NUMBER HERE]	[BAR CODE HERE]	[CUSIP HERE]

HIGHLAND GLOBAL ALLOCATION FUND, A SERIES OF HIGHLAND FUNDS II PROXY CARD

YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED. The signer(s) acknowledges receipt with this Proxy Statement of the Board of Trustees. Your signature(s) on this should be exactly as your name(s) appear on this Proxy (reverse side). If the shares are held jointly, each holder should sign this Proxy. Attorneys-in-fact, executors, administrators, trustees or guardians should indicate the full title and capacity in which they are signing.

SIGNATURE (AND TITLE IF APPLICABLE) DATE SIGNATURE (IF HELD JOINTLY) DATE

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING:

TO VOTE, MARK CIRCLES BELOW IN BLUE OR BLACK INK AS FOLLOWS. Example: 🌑

PROPOSALS

		FOR	AGAINST	ABSTAIN

1

A proposal to authorize the Fund’s Board of Trustees (the “Board”) to amend the Fund’s Agreement and Declaration of Trust to convert the Fund from an open-end fund to a closed-end fund (the “Conversion Proposal”);

		O	O	O

2

A proposal to redomicile the Fund from a series of a Massachusetts business trust to a stand-alone Massachusetts business trust to facilitate the conversion (the “Trust Proposal,” and together with the Conversion Proposal, the “Proposals”); and

		O	O	O

3	Approval of the adjournment of the Meeting to permit further solicitation of proxies, if there are not sufficient votes at the time of the Meeting to approve either Proposal.	O	O	O

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

THANK YOU FOR VOTING

[PROXY ID NUMBER HERE]	[BAR CODE HERE]	[CUSIP HERE]